Exhibit 99.1
Dec, 7th 09:20 a.m. Eastern Time

Press Release

SOURCE: New World Brands, Inc.

NEW WORLD BRANDS APPOINTED AS THE SOLE DISTRIBUTOR IN THE US OF PINTAMIN WINE AND SPIRITS OF AUSTRALIA

Fort Lauderdale--(BUSINESS WIRE)--December 7, 2004--New World Brands, Inc. OTCBB:NWBD today announced that it will begin selling, through its wholly owned subsidiary International Importers, Inc., the new Australian wine bottled by Pintamin Wine and Spirits and being marketed exclusively under the name of "Boxing Kangaroo". The four varieties that the company will begin selling are:
Shiraz, Cabernet Sauvignon, Merlot and Chardonnay;

Costas Ataliotis, CEO, stated; "This is a significant and positive addition to our product portfolio. Our spirit and wine products offer our distributors a complete range of products that will help establish our company as a valuable asset in generating sales for our distributors. We plan on further announcements about new additions, including new innovative company-owned products, all of which will significantly enhance our portfolio. We will continue to offer unique packaging designs and products that will separate our company's products from much of the current market."

About New World Brands, Inc.:

New World Brands, Inc., through its wholly owned subsidiary, International Importers, Inc., imports alcoholic beverages and is presently conducting business throughout the U.S. Products currently being imported and distributed are the award winning Estate Bottled wines of L.A. Cetto from Baja California, Norm's Xtreme Cocktail, spirit based cocktails, Vodka, Tequila, Rum, Whiskey and a large assortment of liqueurs.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Forward looking statements in this release with respect to the Company's business, financial condition, and results of operations are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including but not limited to, certain delays beyond the Company's control with respect to market acceptance of new technologies, products, or service delays in testing and evaluating product, the effect of the Company's accounting policies as well as certain risk factors, which are detailed from time to time in the Company's filings with the Securities and Exchange Commission. The wine and spirits industry is a highly competitive and fragmented. There is no assurance that the Company's products will be able to successfully compete in this market. Further this industry is subject to extensive regulation by the Federal Bureau of Alcohol, Tobacco and Firearms and foreign agencies, state and local liquor authorities. The Company cannot provide any assurance that future regulatory challenges will not negatively impact operations, financial condition and results of operations.

Investor Relations: Please Contact:

Eileen Kedersha 954-713-0410 Email: nwbdspirits@bellsouth.net